UNITED STATES
SECURITIES AND EXCHANGE COMMSSION
WASHINGTON, D.C. 20549
FORM   8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 22, 2009

FIRST ROBINSON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-29276	36-4145294
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

501 EAST MAIN STREET, ROBINSON.  ILLINOIS 62454
(Address of principal executive offices)                  (Zip Code)

Registrant’s telephone number, including area code (618) 544-8621

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	MATERIAL IMPAIRMENTS

On December 22, 2009, pursuant to authority previously delegated to them by the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the registrant concluded that certain assets of the registrant and the registrant’s subsidiary bank had been materially impaired.  Specifically, on December 18, 2009, Independent Bankers Bank, Springfield, Illinois (IBB) was closed by the Illinois Department of Financial and Professional Regulation – Division of Banking and the Federal Deposit Insurance Corporation (FDIC) was named Receiver.  IBB was a commercial “bankers” bank that provided correspondent banking services to its client banks.  First Robinson Financial Corporation’s (“the Company”) operating subsidiary, First Robinson Savings Bank, National Association, (“the Bank”) uses IBB for correspondent banking services.  The registrant is also a shareholder of and lender to Bankers Bancorp, Inc (BBI), the holding company of IBB.

Due to the receivership status of IBB, a $1.0 million loan made by the registrant to BBI, secured by stock of IBB, was adjusted to fair value with a charge to provision of $1.0 million. In addition, $60,000 in equity securities of BBI held on the Company’s balance sheet is also considered impaired.  The equity security was adjusted to a current fair value and $60,000 will be recorded in other expenses.

The Company anticipates possible expenditures related to the recovery of the loan to BBI not to exceed $10,000.

As of September 30, 2009, the Company had assets of $177.5 million, liabilities of $165.4 million and stockholders’ equity of $12.1 million.  Through its banking subsidiary, the Company currently operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois and one full-service office in Vincennes, Indiana.  After the adjustments recorded above, the Bank will continue to be well-capitalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ROBINSON FINANCIAL CORPORATION

Date: December 23, 2009	By:	/s/ Rick L. Catt
Rick L. Catt, President/CEO